Exhibit 99.2

Sera Prognostics Announces Pricing of $50 Million Public Offering

Salt Lake City, February 10, 2025 — Sera Prognostics, Inc., The Pregnancy Company® (“Sera” or the “Company”) (Nasdaq: SERA), which focuses on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced the pricing of its underwritten public offering of 1,250,000 shares of its Class A common stock at a public offering price of $4.00 per share, and, in lieu of Class A common stock to certain investors, pre-funded warrants to purchase 11,250,000 shares of its Class A common stock at a public offering price of $3.9999 per pre-funded warrant, which equals the public offering price per share of the Class A common stock less the $0.0001 per share exercise price of each pre-funded warrant, in each case before underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Sera, are expected to be approximately $50 million. Sera has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of Class A common stock at the public offering price, less underwriting discounts and commissions. The pre-funded warrants will be immediately exercisable, and may be exercised at any time after their original issuance. All of the shares and pre-funded warrants are being offered by Sera. The offering is expected to close on February 12, 2025, subject to the satisfaction of customary closing conditions.

Jefferies, TD Cowen and William Blair are acting as joint book-running managers and RBC Capital Markets is acting as a bookrunner for the offering.

Sera intends to use the net proceeds from the offering to expand its commercial infrastructure and capabilities in the United States, accelerate preparations for expansion in the European Union, fund additional studies designed to increase adoption of the PreTRM test, including a potential submission to the U.S. Food and Drug Administration (the “FDA”) seeking broad approval of the PreTRM test, and for general corporate purposes.

A shelf registration statement on Form S-3 (File No. 333-281347) relating to the securities offered in the underwritten offering was filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2024 and declared effective on August 13, 2024. The offering will be made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at 877-821-7388 or by email at prospectus_department@jefferies.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at 855-495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com; or William Blair & Company, L.L.C., The William Blair Building, 150 North Riverside Plaza, Chicago, Illinois 60606, or by telephone at (800) 621-0687 or email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our satisfaction of customary closing conditions related to the public offering, the anticipated closing date of the public offering, the sale of our securities in the public offering, the expected amount of the gross proceeds and our anticipated use of proceeds of the public offering. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms, or at all, net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Peter DeNardo, CapComm Partners

peter@capcommpartners.com

+1 (415) 389-6400